BUSINESS FINANCING AGREEMENT

Borrower:	ARLO TECHNOLOGIES, INC. 3030 Orchard Parkway San Jose, CA 95134	Lender:	Western Alliance Bank, an Arizona corporation 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of November 5, 2019 (the “Closing Date”), is made and entered into between WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION (“Lender”), and ARLO TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), on the following terms and conditions:

1.	REVOLVING CREDIT LINE.

1.1
Advances. Subject to the terms and conditions of this Agreement, from the Closing Date until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and subject to the terms and conditions hereof reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct in all material respects on the date of such Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Advance. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Lender shall not be obligated to make any Advances during any Clean-up Period (other than Advances made against Eligible Receivables for which the invoice relating to the Eligible Receivable was first sent to Best Buy between July 1 2019 and December 31 2019 and between July 1 2020 and December 31 2020, subject to the requirement that in respect of Advances after July 2020 Borrower will first provide Lender with 12 month forward-looking financial projections satisfactory to Lender prior to end of June 2020).

1.2
Advance Requests. Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request. Lender may honor Advance Requests, instructions or repayments given by any Authorized Person. So long as all of the conditions for an Advance set forth herein have been satisfied, Lender shall fund such Advance into Borrower’s Account within one business day of Lender's receipt of the applicable Advance Request.

1.3
Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrower’s expense. Borrower acknowledges that such an audit must be completed prior to the initial Advance hereunder and at least annually thereafter, or upon Lender’s request (or more frequently if an Event of Default has occurred and is continuing); provided that such an audit shall be required prior to the initial Advance following the last day of any Clean-up Period. Lender may at any time and from time to time contact Account Debtors and other Persons obligated or knowledgeable in respect of Eligible Receivables to confirm the Receivable Amount of such Receivables, to determine whether the Eligible Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower's books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender's requests for information concerning such Collateral and records, in each case during reasonable business hours and upon prior written notice, unless an Event of Default has occurred and is continuing, in which case at any time and with no notice required.

1.4	Collections.

(a)
Lender shall have the exclusive right to receive all Collections on all Receivables. Borrower shall promptly notify, transfer and deliver to Lender all Collections Borrower receives for deposit into the Collection Account. Borrower shall instruct all Account Debtors to make payments directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Collection Account.

(b)
At Lender’s option, Lender may either (i) transfer all Collections deposited into the Collection Account to Borrower’s Account, or (ii) apply the Collections deposited into the Collection Account to the outstanding Account Balance, in either case, within two business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit, in each case, in accordance with applicable law.

1.5
Receivables Activity Report. Within 5 business days after each Month End, Lender shall post a report on Lender’s online platform covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender sends the accounting to Borrower.

1.6
Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender’s approval, resolve such disputes and advise Lender of any Adjustments (other than any Best Buy Adjustments); provided that in no case will the aggregate write-offs made with respect to any Eligible Receivable exceed the greater of (i) Ten Thousand Dollars ($10,000) or (ii) two percent (2%) of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender. So long as any Obligations are outstanding and after the occurrence and during the continuance of an Event of Default, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

1.7
Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrower. On the Maturity Date or such earlier date as shall be herein provided, Borrower will pay all then outstanding Advances and other Obligations to Lender.

1.8
Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the International Sublimit less the FX Reserve Amount and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement"). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letter of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.9
Credit Card Facility. Subject to the terms and conditions of this Agreement, Borrower may request Credit Card Services pursuant to the terms of such Credit Card Services Agreements as may be required by Lender in an aggregate amount not to exceed the Credit Card Limit.

1.10
Foreign Exchange Facility. Borrower may enter in foreign exchange forward contracts with Lender under which Borrower commits to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). The total FX Forward Contracts at any one time may not exceed (a) 10 times (b) the amount of (i) the International Sublimit minus (ii) any Letter of Credit Obligations. A percentage, to be determined by Lender in its reasonable discretion from time to time, of each outstanding FX Forward Contract (the “FX Reserve Amount”) shall be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. Lender may terminate the FX Forward Contracts if an Event of Default occurs. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility. Upon the Maturity Date, the amount of Obligations with respect to FX Forward Contracts shall be repaid in full or secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

1.12
Notification and Verification. Lender may (i) verify invoices and (ii) notify Borrower’s Account Debtors of Lender’s security interest in the Eligible Receivables (or all Receivables upon the occurrence and during the continuance of an Event of Default), at its sole discretion from time to time. Lender shall endeavor to provide notice to and consult with Borrower with respect to such notices so long as no Event of Default has occurred and is continuing, but Lender’s failure to provide such notice and/or so consult with Borrower shall not be deemed a breach of this Agreement or otherwise give rise to any liability.

2.	FEES AND FINANCE CHARGES.

2.1
Finance Charges. Borrower agrees to pay to Lender the Finance Charges on the Account Balance. Lender may, but is not required to, deduct the amount of accrued Finance Charges from Collections received by Lender. The accrued and unpaid Finance Charges shall be due and payable within 10 calendar days after each Month End during the term hereof. Borrower hereby authorizes Lender to automatically deduct the amount of any loan payments from any deposit account(s) of Borrower held with Lender. If the funds in the account(s) are insufficient to cover any payment, Lender shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrower’s account(s). Subject to any terms and conditions in the Loan Documents, Borrower or Lender may voluntarily terminate automatic payments at any time for any reason.

2.2	Fees.

(a)	Facility Fee. Borrower shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

(b)
Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender's standard fees and charges then in effect for such activity.

(c)
Credit Card Facility and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Credit Card Facility and FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

3.1
No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading in light of the circumstances under which such statements were made.

3.2
Borrower is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to so qualify in such other jurisdiction could not reasonably be expected to have a material adverse effect on Borrower.

3.3
The execution, delivery and performance of this Agreement has been duly authorized, does not (a) conflict with Borrower’s organizational documents, (b) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (c) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of Borrower’s property or assets may be bound or affected, (d) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (e) constitute an Event of Default under any material agreement by which Borrower is bound. Except as set forth in written notice to Lender, Borrower is not in default under any material agreement to which or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

3.4	Borrower has not violated any laws, ordinances or rules, the violation of which could have a material adverse effect on Borrower’s business.

3.5
Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects, but subject to ordinary wear and tear and except for used or returned inventory.

3.6
Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement. Borrower’s chief executive office is located at its address for notices set forth in this Agreement.

3.7
If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing (including in any Compliance Certificate).

3.8
Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business and Permitted Exclusive Licenses. To the best of Borrower’s knowledge, each of the patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and except as set forth in written notice to Lender, no claim has been made that any part of the Intellectual Property violates the rights of any third party, in each case, except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

3.9	Borrower is solvent and able to pay its debts (including trade debts) as they mature.

3.10
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise disclosed in writing to Lender. None of the Collateral is currently being maintained at locations other than as disclosed in writing to Lender or in transit in the ordinary course of business.

3.11
Except as disclosed in writing to Lender or in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s officers, threatened in writing by or against Borrower or any Subsidiary that could result in damages or costs to Borrower or any of its Subsidiaries in excess of, individually and in the aggregate, One Million Dollars ($1,000,000).

3.12
All consolidated financial statements for Borrower and its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and periods covered thereby (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

3.13	Borrower does not own any stock, partnership interest, other ownership interest or other equity securities in any Person except for Permitted Investments.

3.14
Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000).

4.	MISCELLANEOUS PROVISIONS. Borrower will:

4.1
Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification in each other jurisdiction necessary to Borrower's business or operations (unless failure to maintain such qualification could not reasonably be expected to result in a material adverse effect on Borrower) and not merge or consolidate with or into any other business organization (except that a Subsidiary may merge into Borrower), or acquire all or substantially all of the capital stock or other equity interests or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and Lender has previously consented to the applicable transaction in writing or (ii) such transaction is a Permitted Acquisition.

4.2	Comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

4.3
Give Lender at least twenty (20) days prior written notice of changes to its name, organization, chief executive office, location of records or otherwise add any new domestic business locations or any new domestic locations where Borrower intends to store Collateral in excess of One Million Dollars ($1,000,000), and, if requested by Lender, Borrower will cause the applicable landlord/bailee to enter into a landlord consent (or bailee agreement in the case of any bailee) in favor of Lender prior to the commencement of such new domestic office or domestic location where Collateral in excess of One Million Dollars ($1,000,000) is stored.

4.4
Pay all its taxes including gross payroll, withholding and sales taxes when due (except for deferred payment of any taxes contested pursuant to the terms of Section 3.14 hereof and taxes with respect to which the amount does not exceed the amount set forth in Section 3.14) and will deliver satisfactory evidence of payment to Lender if requested.

4.5	Maintain:

(a)
insurance satisfactory to Lender in its reasonable discretion as to amount, nature and carrier covering property damage to any of Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for Borrower's business. Each such policy shall provide for at least twenty (20) days prior notice to Lender of any cancellation thereof (ten (10) days in the case of cancellation for nonpayment of premium).

(b)
all risk or special perils property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, or in an amount acceptable to Lender. The insurance must be issued by an insurance company acceptable to Lender and must include a lender's loss payable endorsement with respect to property coverage and an additional insured endorsement with respect to liability coverage, in each case, in favor of Lender in a form acceptable to Lender in its reasonable discretion.

Upon the request of Lender, Borrower shall deliver to Lender a certificate of insurance listing all insurance in force.

4.6	Promptly transfer and deliver to Lender all Collections Borrower receives.

4.7	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.8
Not convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), all or any part of its business or property, other than: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower in the ordinary course of business; (c) Transfers of worn-out, surplus or obsolete equipment which was not financed by Lender; (d) Transfers consisting of licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that (i) may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States or (ii) pertain to customized products for specific customers (collectively, “Permitted Exclusive Licenses”); (e) Transfers consisting of Permitted Liens and Permitted Investments; (f) Transfers consisting of the abandonment, cancellation, non-renewal, discontinuance of use or maintenance or other disposition in the ordinary course of business of any Intellectual Property (or rights thereto) that any Borrower determines in its good faith is no longer desirable in the conduct of its business and not materially disadvantageous to the interests of the Lender; (g) Transfers that consist of the sale, transfer, assignment or other disposition of accounts receivable (other than any Eligible Receivables) in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction; (h) other Transfers in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) per fiscal year; (i) Transfers from a Borrower to another Borrower; and (j) Transfers contemplated in or related to the transactions described in Schedule 4.8 of the Disclosure Letter (as amended from time to time so long as Lender receives a copy of, and, with respect to any such amendment in connection with the Transfer of any domestic assets of Borrower outside of the United States, agrees to, such amendments) (“Permitted Transaction”).

4.9	Not make any investment in or to any Person, other than Permitted Investments.

4.10	Not pay any dividends or make any distributions or payment with respect to Borrower’s capital stock or redeem, retire or purchase any of Borrower’s capital stock other than Permitted Distributions.

4.11
Not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

4.12
Not make any payment in respect of any Subordinated Debt or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the applicable subordination agreement in favor of Lender, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

4.13
Without limiting any of the other covenants or restrictions contained in this Agreement or any other Loan Document, allow, permit or suffer any Dormant Subsidiary to (a) own or hold any assets or property with an aggregate fair market value above Five Hundred Thousand Dollars ($500,000) or other than as disclosed to Lender as of the Closing Date or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations. Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including, without limitation, in the definition of “Permitted Investments” herein), Borrower shall not invest or otherwise transfer assets to the Dormant Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal quarter of Borrower.

4.14	Reserved.

4.15
Provide the following financial information and statements in form and content acceptable to Lender in its reasonable discretion, and such additional information as requested by Lender from time to time. Lender has the right to require Borrower to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within 180 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to Lender) by PwC or other a Certified Public Accountant acceptable to Lender in its reasonable discretion. The statements shall be prepared on a consolidated basis.

(b)
No later than 30 days after the end of each fiscal month (including the last period in each fiscal year), monthly consolidated financial statements of Borrower, as well as a balance sheet and income statement reflecting U.S. operations, certified and dated by an authorized financial officer.

(c)
No later than 45 days after the end of each fiscal quarter (including the last quarter in each fiscal year), quarterly statement of consolidated cash flows of Borrower and its Subsidiaries for such quarter, certified and dated by an authorized financial officer.

(d)	If applicable, copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower within 5 days of filing with the Securities and Exchange Commission.

(e)
Financial projections covering a time period acceptable to Lender and specifying the assumptions used in creating the projections. Preliminary/draft annual projections shall in any case be provided to Lender no later than February 15th of each fiscal year and annual board approved projections shall in any case be provided to Lender no later than March 30th of each fiscal year.

(f)
Within 30 days of the end of each month, a Compliance Certificate of Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants (set forth in Section 4.17 of this Agreement) at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)
Within 30 days of the end of each month (i) an inventory schedule and a sell-through report each with respect to Eligible Receivables, (ii) a general inventory report, and (iii) a detailed aging of Borrower’s Receivables by invoice or a summary aging by account debtor, together with payable aging, each in form and detail satisfactory to Lender.

(h)
Within 3 business days after the end of each week (or within 15 days of the end of each month during any Clean-up Period if no Advances are outstanding), a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Eligible Receivable Amounts thereof as of the last day of the preceding week.

(i)
Within 3 business days after the end of each week (or within 15 days of the end of each month during any Clean-up Period if no Advances are outstanding), a detailed aging of Borrower’s Eligible Receivables by invoice or a summary aging by account debtor, together with sales journal, cash receipts journal, and such other matters as Lender may request, each with respect to Eligible Receivables.

(j)
Promptly upon Lender's request, such other books, records, statements, lists of property and accounts, board approved budgets, board approved forecasts or reports as to Borrower and as to each guarantor of Borrower's obligations to Lender as Lender may request.

(k)	Upon Lender’s request, copies of invoices along with supporting purchase orders, proof-of-delivery and (if applicable) acceptance documentation.
Notwithstanding the foregoing, the financial statements and information required to be delivered pursuant to this Section 4.15 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Lender in writing (which may be by electronic mail) of the posting of any such documents.

4.16
On the Closing Date Borrower shall have at least Thirty Million Dollars ($30,000,000) in cash and Cash Equivalents in depository, operating and investment accounts with Lender. After the Closing Date, Borrower may make withdrawals and/or transfers for liabilities and expenses incurred in the ordinary course of business. In the case of any domestic accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the UCC) of such account pursuant to documentation acceptable to Lender other than with respect to (i) the deposit accounts used exclusively for payroll, payroll taxes, and other employee wage and benefit payments, (ii) the Excluded Account, (iii) the Zero Balance Accounts, and (iv) payment processor accounts shown on the Perfection Certificate or similar payment processor accounts so long as the aggregate balance in such accounts does not exceed Three Million Dollars ($3,000,000) at any time; provided that Borrower shall have 30 days after the Closing Date to deliver the fully executed account control agreements, in form and substance satisfactory to Lender, with respect to Borrower’s accounts maintained with HSBC and Morgan Stanley. Without limiting the foregoing, from and at all times after the Closing Date, Borrower shall (i) may utilize Lender’s International Services Group for all foreign exchange, hedging and letter of credit activity to the extent Lender’s International Banking Division provides such services in the applicable foreign jurisdiction, and (ii) maintain cash in accounts maintained with Lender of not less than an amount equal to twenty percent (20%) of the aggregate outstanding amount of all Advances (including, for the avoidance of doubt, after giving effect to the requested Advance).

4.17
From and at all times after the Closing Date, Borrower shall maintain cash in accounts within the United States (including cash in accounts maintained with Lender and cash in accounts with third parties in the United States) of not less than Twenty Million Dollars ($20,000,000).

4.18
Provide to Lender promptly upon the execution hereof and as a condition to the effectiveness of this Agreement, the following documents which shall be in form satisfactory to Lender: (i) a duly executed account control agreement in favor of Lender with each financial institution (other than Lender, HSBC and Morgan Stanley), if any, at which Borrower maintains any domestic deposit or investment accounts to the extent required pursuant to Section 4.16, (ii) Corporate Resolutions to Borrow, duly executed by Borrower, and (iii) a duly executed opinion letter from Borrower’s counsel.

Additionally, within thirty (30) days of the Closing Date, Borrower shall deliver to Lender, each in form and substance satisfactory to Lender, (i) a landlord’s consent for Borrower’s leased headquarters location and each of Borrower’s leased locations where Collateral in excess of One Million Dollars ($1,000,000) is stored and (ii) a bailee agreement with respect to the premises located at MobilTech Global Services, LLC, 4710 Mercantile, Fort Worth, Texas 761371, APL Warehouse, 408 Brea Canyon Rd., City of Industry, CA 91789, Tracelogix Corporation, 3605 Knight Right Suite 1010, Memphis, TN 38118, and any other bailee location where Collateral in excess of One Million Dollars ($1,000,000) is stored.

4.19
Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any guarantor or any other obligor as Lender may request.

4.20	Not make or contract to make, without Lender’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of Ten Million Dollars ($10,000,000).

4.21
Provide to Lender a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result if in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more.

4.22
Execute any further instruments and take further action as Lender requests in its reasonable discretion to perfect or continue Lender’s security interest in the Collateral or to affect the purposes of this Agreement.

5.
SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for (a) the sale of finished inventory in Borrower’s usual course of business and (b) Transfers permitted under Section 4.8 hereunder. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens. Borrower shall not enter, and represents and warrants that it has not entered, into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property in favor of Lender, except as is otherwise permitted in the definition of “Permitted Liens” herein.

Lender will promptly provide to Borrower or Borrower’s designated agents, such UCC-3 and other termination statements and any other release documents as are reasonably requested with respect to any Excluded Collateral.
Regardless of the terms of any Credit Card Services Agreement, Borrower agrees that any amounts Borrower owes Lender thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Lender to have all such Obligations secured by a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Upon termination of this Agreement, all Obligations with respect to Credit Card Services shall be secured by unencumbered cash in such amounts (to be not less than one hundred ten percent (110%) of the amount of such Credit Card Services) and on terms reasonably acceptable to Lender, and, effective as of such termination date, the balance in any deposit accounts held by Lender and the certificates of deposit issued by Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Credit Card Services; and Borrower authorizes Lender to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services continue.

6.
POWER OF ATTORNEY. Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.	DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)
Failure to Pay. Borrower fails to make an interest or principal payment when due under this Agreement, or the failure to make any other payments within five (5) days after written notice by Lender to Borrowers that the same are due.

(b)
Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing and Permitted Liens securing purchase money indebtedness under clause (c) of the definition of “Permitted Indebtedness” hereunder) on or security interest in the Collateral.

(c)
False Information. Borrower (or any guarantor) has given Lender any materially false or misleading information or representations (as of the date made or deemed made) or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Death. Any guarantor (if any) dies or becomes legally incompetent.

(e)
Bankruptcy. (i) Borrower (or any guarantor) files a bankruptcy petition, (ii) a bankruptcy petition is filed against Borrower (or any guarantor) and is not dismissed or stayed within forty-five (45) days (but no Advances shall be made while any of the conditions described in clause (ii) exist and/or until any bankruptcy proceeding is dismissed) or (iii) Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(g)
Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) and such judgments shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days after the entry thereof; provided, that no Advances will be made prior to such judgments being so satisfied, vacated, discharged, stayed or bonded.

(h)	Material Adverse Change. A Material Adverse Change occurs.

(i)
Cross-default. Any default occurs under any agreement in connection with any credit in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000) that Borrower (or any guarantor) or any of Borrower’s Affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s Affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 90 days past due); provided, however, that the Event of Default under this Section 7.1(i) caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Lender receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (i) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any related document; and (iii) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Lender be materially less advantageous to Borrower.

(j)
Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement (after giving effect to any cure period provided for therein) or any such document is no longer in effect (other than in accordance with the terms thereof and the terms of this Agreement).

(k)
Other Agreements. Borrower (or any guarantor) or any of Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s Affiliates has with Lender or any Affiliate of Lender (after giving effect to any cure period provided for therein).

(l)	Change of Control. A Change of Control occurs.

(m)
Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above and, with respect to any such default other than a default under Sections 1.11 or 4.17 of this Agreement (for which no cure period shall be applicable), Borrower has failed to cure such default within 10 business days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 business day period or cannot after diligent attempts by Borrower be cured within such 10 business day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no credit extensions will be made hereunder.

7.2
Remedies. Upon the occurrence and during the continuance of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Credit Extensions or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the UCC, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

8.
ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.
FEES, COSTS AND EXPENSES; INDEMNIFICATION. Borrower will pay to Lender upon demand all fees, costs and expenses (including reasonable and invoiced fees of attorneys and fees of other professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other Person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.	INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1
This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes a Credit Extension after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2
THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.
NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex. Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement's termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:
“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.
“Account Debtor” has the meaning in the UCC and includes any Person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.
“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.
“Advance” means an advance made by Lender to Borrower under this Agreement.
“Advance Rate” means sixty percent (60%) or such greater or lesser percentage as Lender may from time to time establish in its reasonable discretion upon notice to Borrower if Lender determines that the trailing twelve (12) month dilution deteriorates by more than five percent (5%).
“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.
"Affiliate" means, as to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.
“Agreement” means this Business Financing Agreement.
“Authorized Person” means any one of the individuals authorized to sign on behalf of Borrower, and any other individual designated by any one of such authorized signers.
“Best Buy Adjustments” means discounts, offsets and charge-backs applied by Best Buy in the ordinary course of business consistent with past practices on substantially the terms and conditions as disclosed to Lender as of the Closing Date (or upon terms and conditions as disclosed in writing to, and accepted by, Lender after the Closing Date).
“Borrower’s Account” means Borrower’s general operating account maintained with Lender, into which all Advances will be deposited unless otherwise instructed by Borrower in writing.
"Borrowing Base" means at any time (i) the Eligible Receivable Amount multiplied by the Advance Rate minus (ii) such reserves as Lender may in good faith deem proper and necessary from time to time. Lender shall endeavor to provide notice to and consult with Borrower with respect to any such reserves so long as no Event of Default has occurred and is continuing, but Lender’s failure to provide such notice and/or so consult with Borrower shall not be deemed a breach of this Agreement or otherwise give rise to any liability.
“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Lender.
“Change of Control” shall mean (a) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, or (b) any Subsidiary of Borrower ceases to be wholly-owned by Borrower (other than pursuant to a Permitted Dissolution).
“Clean-up Period” means the period beginning on January 1st and continuing through June 30th of each year.
“Collateral” means all of Borrower’s rights and interest in any and all personal property located in the United States or any territory thereof or the District of Columbia, whether now existing or hereafter acquired or created and wherever located (within the United States or any territory thereof or the District of Columbia), and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment. Notwithstanding the foregoing, the Collateral shall not include (a) any Intellectual Property, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the "Rights to Payment"), (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (c) any interest of Borrower as a lessee or sublessee under a real property lease, (d) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (e) any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Lender, (f) the Excluded Account, and (g) any assets sold or transferred pursuant to the Permitted Transaction (“Excluded Collateral”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Lender's security interest in the Rights to Payment.
“Collection Account” means the deposit account maintained with Lender in which all Collections are to be deposited, and as to which Borrower has no right to withdraw funds.
“Collections” means (a) prior to the initial Advance request with respect to an invoice issued by Borrower to an Account Debtor in 2020, all payments from or on behalf of an Account Debtor with respect to Eligible Receivables, and (b) from and at all times after the initial Advance request with respect to an invoice issued by Borrower to an Account Debtor in 2020, all payments from or on behalf of an Account Debtor with respect to Eligible Receivables and all payments from or on behalf of Costco and Amazon (whether or not with respect to Eligible Receivables).
“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Card Facility” means a facility for Credit Card Services, as set forth in Section 1.6, in an aggregate amount not to exceed the Credit Card Limit.
“Credit Card Limit” means One Hundred Thousand Dollars ($100,000) or such other amount as is approved by Lender in writing.
“Credit Card Services” are any products, credit services and/or financial accommodations relating to credit cards and/or other cash management services previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Lender or any Lender Affiliate.
“Credit Card Services Agreements” are any agreements, instruments or documents relating to Credit Card Services.
“Credit Extension” means any Advance, use of the Credit Card Facility, or any other extension of credit by Lender for Borrower’s benefit
“Credit Limit” means Forty Million Dollars ($40,000,000), which is intended to be the maximum amount of Advances at any time outstanding.
“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.
“Disclosure Letter” means that certain Disclosure Letter of even date herewith, that was delivered to and accepted by Lender as of the Closing Date, to which each of the Schedules to such Disclosure Letter referenced herein is attached. Each reference to a Schedule of the Disclosure Letter shall refer to the applicable Schedule attached to the Disclosure Letter.
“Dormant Subsidiary” means each of Avaak Inc. and Placemeter Inc., each of which are wholly owned Subsidiaries of Borrower.
“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)
There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments, bill and hold, guaranteed sales, or other terms where the Account Debtor’s payment may be conditional.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)
The Receivable is not the obligation of an Account Debtor who has asserted or may reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower) other than any Best Buy Adjustments.

(e)	The Receivable represents a genuine obligation of the Account Debtor.

(f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)
Borrower is not prohibited by the laws of the jurisdiction where the Account Debtor is located from bringing an action in the courts of that jurisdiction to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the jurisdiction where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable government agency or the qualification by Borrower as a foreign corporation authorized to transact business in such jurisdiction.

(h)
The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)
The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or Subsidiary of Borrower, or any Person which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless otherwise approved in writing by Lender in its sole discretion on a case-by-case basis (including, without limitation, if required by Lender, that Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower); or (3) any Person located in a foreign country other than Canada (with the exception of the Province of Quebec) unless otherwise approved in writing by Lender in its sole discretion on a case-by-case basis (including, without limitation, if required by Lender, that any such Receivables be billed and collected in the U.S.).

(j)
The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within (A) 90 days from its invoice date in the case of invoices issued between July 1st and September 14th or between December 16th and December 31st, (B) 120 days from its invoice date for invoices issued between November 16th and December 15th or (C) 150 days from its invoice date for invoices issued between September 15th and November 15th; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(l)	The Receivable is not a bonded Receivable and does not constitute a prebilling, prepaid deposit, retention billing or progress billing.

(m)
The Receivable is not owing from an Account Debtor with respect to which Borrower has received deferred revenue (but such Receivable shall only be offset to the extent of such deferred revenue), unless otherwise approved in writing by Lender in its sole discretion on a case-by-case basis and unless such deferred revenue relates to free services.

(n)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(o)	The Receivable is owing from Best Buy (but excluding Best Buy Canada).

(p)	The invoice relating to the Receivable was first sent to Best Buy between July 1 and December 31.

(q)	The Receivable is otherwise acceptable to Lender.
"Eligible Receivable Amount" means at any time the sum of the Receivable Amounts of the Eligible Receivables.
“Event of Default” has the meaning set forth in Section 7.1.
“Excluded Account” means Borrower’s restricted cash account maintained with HSBC Bank (account no. ******427) for the purpose of providing cash collateral for a letter of credit, provided that the balance in such account shall not exceed Five Million Dollars ($5,000,000) at any time.
“Facility Fee” means a payment of an annual fee equal to one-quarter percentage point (0.25%) of the Credit Limit due upon the Closing Date and each anniversary thereof so long as any Advance is outstanding or available hereunder.
“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.
“Finance Charge Percentage” means a floating rate per year equal to the Prime Rate plus two and one-quarter percentage points (2.25%) plus an additional five percentage points (5.0%) during any period that an Event of Default has occurred and is continuing.
“Foreign Subsidiary” means any Subsidiary not organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles consistently applied and used consistently with prior practices.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)	any and all source or object code;

(d)	any and all design rights which may be available to such Person;

(e)
any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
"International Sublimit" means One Million Dollars ($1,000,000).
“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.
"Letter of Credit" has the meaning set forth in Section 1.8.
"Letter of Credit Obligations" means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by Lender or by Lender’s Affiliate.
“Material Adverse Change” means a material adverse change in (i) the business operations or financial condition of Borrower (or any guarantor) and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Lender’s security interests in the Collateral.
“Maturity Date” means two years from the Closing Date or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2; provided that the Maturity Date may be extended by mutual written agreement of Borrower and Lender.
“Month End” means the last calendar day of each Monthly Period.
“Monthly Period” means each fiscal month of the Borrower.
“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement, any Credit Card Services Agreement, or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Credit Extensions, Finance Charges, fees, interest, expenses, professional fees and reasonable attorneys’ fees.
“Overadvance” means at any time an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the International Sublimit and the total amount of the Credit Card Limit) exceeds the lesser of the Credit Limit or the Borrowing Base, (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the International Sublimit exceeds the International Sublimit, or (c) the amounts (if any) by which the total amount of the Credit Card Services exceeds the Credit Card Limit.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Permitted Acquisition” means: a transaction under which Borrower acquires by merger, stock purchase, asset purchase or otherwise substantially all of the assets of, or all of the equity interests in, any Person or makes investments in any Person during the term of this Agreement without Lender’s consent; provided however, that each of the following conditions precedent is satisfied:

(a)	The aggregate amount of cash consideration for all such Permitted Acquisitions does not exceed Twenty Million Dollars ($20,000,000) in any twelve (12) month period;

(b)
No additional indebtedness or liabilities shall be incurred, assumed or otherwise be reflected on the consolidated balance sheet of Borrower after giving effect to such Permitted Acquisition (other than Permitted Indebtedness);

(c)
Lender shall receive at least 30 days’ prior written notice of such Permitted Acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition, and such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition as Lender shall reasonably request;

(d)	Immediately prior to and after giving effect to the Permitted Acquisition, no Default or Event of Default shall exist under this Agreement or any other Loan Document;

(e)	Borrower provides Lender with pro-forma financial information in form and detail satisfactory to Lender reflecting the effect of the Permitted Acquisition;

(f)	The Person being acquired is a going concern;

(g)	The Permitted Acquisition is not a hostile acquisition;

(h)	After giving effect to the Permitted Acquisition, Borrower’s chief executive officer and chief financial officer remain actively involved in the ongoing business of Borrower;

(i)
Simultaneously with the closing of the Permitted Acquisition, Borrower must execute and deliver to Lender such documents and agreements as reasonably required by Lender in connection with granting a security interest in favor of Lender on the domestic purchased assets and/or equity interests of a U.S. Person;

(j)
If the U.S. target is not merged with and into Borrower then, simultaneously with the closing of the Permitted Acquisition, the U.S. target must become a “Borrower” under this Agreement and the other Loan Documents and become subject to all rights and obligations of this Agreement and the other Loan Documents, and must execute and deliver to Lender a joinder agreement acceptable to Lender as well as such other documents and agreements as required by Lender in connection with the target becoming a Borrower and granting a Lien in favor of Lender on the Collateral; and

(k)
Borrower shall have provided Lender with evidence satisfactory to Lender that the assets of the Person being acquired, immediately prior to and at the closing of the acquisition, are free and clear of all liens other than Permitted Liens.

“Permitted Dissolution” means Borrower’s dissolution of any Dormant Subsidiary or any foreign Subsidiary of which all or substantially all of such foreign Subsidiary’s assets were sold pursuant to the Permitted Transaction, in each case, so long as any remaining assets of such Dormant Subsidiary or foreign Subsidiary are transferred to Borrower prior to any such dissolution.
“Permitted Distributions” are:

(a)
purchases of capital stock from former or current employees, officers, consultants and directors pursuant to employee stock purchase plans, stockholder plans, director or consultant stock option plans, employee stock option agreements, restricted stock agreements, equity incentive plans or other similar agreements or plans so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase; provided such purchases do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any twelve-month period.

(b)	distributions or dividends consisting solely in common stock of Borrower.

(c)
purchases of capital stock in connection with the exercise of stock options, warrants or other equity awards by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.

(d)
purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities.

“Permitted Exclusive Licenses” has the meaning set forth in Section 4.8.
“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement or that is otherwise owed to Lender.

(b)
Indebtedness existing on the Closing Date and specifically disclosed on a schedule to this Agreement or in the Perfection Certificate delivered by Borrower to Lender as of the Closing Date (the “Perfection Certificate”).

(c)	Purchase money indebtedness and capital leases incurred to acquire capital assets in the ordinary course of business and not exceeding Five Hundred Thousand Dollars ($500,000) per fiscal year.

(d)
Indebtedness in respect of bankers acceptances, letters of credit, bank guarantees and other similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business not to exceed Five Million Dollars ($5,000,000).

(e)	Advances or deposits received in the ordinary course of business from customers or vendors.

(f)
“Earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (including any indemnification and other similar obligations incurred in an acquisition), in each case subject to the limitations in the definition of “Permitted Acquisition”.

(g)	Indebtedness with respect to performance bonds, appeal bonds, customs and duty bonds, and other similar obligations.

(h)	Hedging obligations incurred in the ordinary course of business not for speculative purposes.

(i)
Guaranties of the obligations of suppliers and licensees of the Borrower incurred in the ordinary course of business to third parties for the purpose of enabling such suppliers, customers and licensees to purchase products that will be supplied, or incorporated into products that will be supplied, to the Borrower by such supplier or licensee.

(j)
Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

(k)	Unsecured indebtedness to trade creditors incurred in the ordinary course of business.

(l)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

(m)	Subordinated Debt.

(n)	Indebtedness in respect of credit cards with other financial institutions not to exceed Seven Hundred Thousand Dollars ($700,000).

(o)
Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

(p)	Other unsecured Indebtedness not to exceed Five Hundred Thousand Dollars ($500,000) in aggregate principal amount at any time outstanding.
“Permitted Investments” means:

(a)	Investments existing on the Closing Date and specifically disclosed on a schedule to this Agreement or in the Perfection Certificate.
(b)    Cash Equivalents and Lender’s money market accounts.

(c)
Investments by (i) a Borrower in another Borrower or any secured guarantor, (ii) by any Subsidiary in Borrower or any secured guarantor or (iii) so long as no Event of Default has occurred and is continuing or would be caused by such investment, by Borrower in a Subsidiary that is not a co-Borrower or secured guarantor up to One Hundred Thousand Dollars ($100,000) per Subsidiary in any twelve-month period.

(d)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower.

(e)
Investments consisting of deposit and investment accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 4.16 of this Agreement) in which Lender has a first priority perfected security interest, to the extent required by Section 4.16.

(f)	Investments accepted in connection with Transfers permitted by Section 4.8.

(g)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

(h)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (h) shall not apply to Investments of Borrower in any Subsidiary.

(i)
Investments consisting of “transfer pricing”, “cost sharing” and “cost plus” arrangements in the ordinary course of business by Borrower in its wholly-owned foreign Subsidiaries (other than directors’ qualifying shares or other similar shares as required by applicable law), for operating expenses, provided that the amount charged to Borrower and the other terms of such arrangements are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

(j)
Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's board of directors.

(k)
Joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the licensing of technology, the development of technology or the providing of technical support provided that the aggregate cash transferred to the joint ventures and strategic alliances does not exceed One Million Dollars ($1,000,000) in any twelve-month period.

(l)	Permitted Acquisitions.

(m)	Investments consisting of hedging obligations permitted under clause (h) of the definition of “Permitted Indebtedness” hereunder.

(n)
So long as no Event of Default has occurred and is continuing or would be caused by such investment, investments in Dormant Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal quarter of Borrower.

(o)
So long as no Event of Default has occurred and is continuing or would be caused by such investment, other Investments aggregating not in excess of Five Hundred Thousand Dollars ($500,000) in any twelve-month period.

“Permitted Liens” means the following but only with respect to property not consisting of Receivables:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)
Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)	Liens existing on the Closing Date and specifically disclosed on a schedule to this Agreement or in the Perfection Certificate.

(e)
Deposits to secure the performance of bids, tenders, trade contracts, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and other similar obligations, in each case provided in the ordinary course of business and not in connection with indebtedness for money borrowed.

(f)	Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business and Permitted Exclusive Licenses.

(g)
Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Lender has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts, and (ii) such accounts are permitted to be maintained pursuant to Section 4.16 of this Agreement.

(h)
Liens of carriers, warehousemen, suppliers, landlords, mechanics or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto.

(i)
Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by Employee Retirement Income Security Act of 1974, and its regulations).

(j)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default.

(k)
Leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein.

(l)
Easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower.

(m)	Deposits with landlords as security in connection with real property leases.

(n)	Deposits as security for contested taxes or import or customs duties in the ordinary course of business.

(o)	Escrows, Liens and licenses contemplated in or related to the Permitted Transaction.
“Permitted Transaction” is defined in Section 4.8.
"Person" shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, company, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, firm, joint stock company, estate, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person's successors and assigns.
“Prime Rate” means the greater of five percent (5.0%) per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.
“Receivable Amount” means as to any Receivable, the amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.
“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and banker’s acceptances.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” has the meaning set forth in Section 4.8.
“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.
“Zero Balance Account” means any deposit account subject to a daily zero balance sweep or similar control to the extent entering into an account control agreement with respect to such account would unlink or otherwise materially conflict with the zero balance sweep or similar controls in place for such account, including those accounts identified as zero balance accounts (ZBAs) in the Perfection Certificate.

12.2	Construction:

(a)
In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

(d)
Any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016, of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

13.
JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	JUDICIAL REFERENCE PROVISION.

14.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2
With the exception of the items specified in Section 14.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any Credit Card Services Agreement, or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3
The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4
The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5
The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6
The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7
Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8
The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9
If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10
THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.
EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf after review and consultation with Borrower. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.
OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

17.
REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys' fees of Lender related thereto, the liability of Borrower and such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.
PATRIOT ACT NOTIFICATION. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

19.
SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, as long as no Event of Default has occurred and is continuing, Lender may not make an assignment of this Agreement, without Borrower’s consent, to a direct competitor of Borrower as reasonably determined by Lender, whether as an operating company or direct or indirect parent with voting control over such operating company; provided however, no such consent shall be required for any assignment made in connection with the acquisition of Lender or sale or disposition of all or a portion of Lender’s loan portfolio.

20.
THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

21.
NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signature Page Follows]
IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:

ARLO TECHNOLOGIES, INC.

By: /s/ Christine Gorjanc
Name: Christine Gorjanc
Title: Chief Financial Officer

Address for Notices:
Arlo Technologies, Inc.
3030 Orchard Parkway
San Jose, CA 95134
Fax:
Email:
Attn: Chief Executive Officer

LENDER:

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By:/s/ Elisa Sun
Name: Elisa Sun
Title: VP

Address for Notices:
Western Alliance Bank,
55 Almaden Blvd.
San Jose, CA 95113
Fax: (408) 423-8520
Email: elisa.sun@bridgebank.com
Attn: Elisa Sun

1    (BFA – ABL)